UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
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SPECIALIZED DISCLOSURE REPORT
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THERMO FISHER SCIENTIFIC INC.
(Exact name of registrant as specified in its charter)

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Delaware	1-8002
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

168 Third Avenue Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Michael A. Boxer (781) 622-1000
(Name and telephone number, including area code, of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD, a Conflict Minerals Report is provided as Exhibit 1.01, and is available in the “global supply chain” section of our public website located at https://corporate.thermofisher.com/us/en/index/corporate-social-responsibility/operations/global-supply-chain.html. The information contained on our website is not incorporated by reference into this Form SD and should not be considered part of this Form SD.

Item 1.02 Exhibit

The Conflict Minerals Report described in Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report as described in Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Michael A. Boxer	Date: May 30, 2024
Name:	Michael A. Boxer
Title:	Senior Vice President and General Counsel